Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Integrys Energy Group Employee Stock Ownership Plan
Green Bay, Wisconsin

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-165162 and 333-140921 on Form S-3, 333-136911 on Form S-4, and 333-168540, 333-150312, 333-150311, 333-140912, 333-71990, 333-71992, 333-81134, 333-127890, and 333-127889 on Form S-8 of Integrys Energy Group, and Registration Statement Nos. 333-177682 on Form S-3 and 333-127889-01 and 333-71990-01 on Form S-8 of Wisconsin Public Service Corporation of our report dated June 18, 2012, appearing in this Annual Report on Form 11-K of the Integrys Energy Group Employee Stock Ownership Plan for the year ended December 31, 2011.

/s/ Schenck SC

Certified Public Accountants

Green Bay, Wisconsin
June 18, 2012